EXHIBIT 99

FOR IMMEDIATE RELEASE

HOME PROPERTIES REPORTS
FOURTH QUARTER AND YEAR END 2009 RESULTS
Dividend Reduced

ROCHESTER, NY, FEBRUARY 18, 2010 – Home Properties (NYSE:HME) today released financial results for the fourth quarter and year ended December 31, 2009.  All results are reported on a diluted basis.

“Home Properties’ sector-leading 2009 net operating income (“NOI”) growth reflects the consistency and strength of the Company’s geographic markets, middle-market apartment strategy and operations focus,” said Edward J. Pettinella, Home Properties President and CEO.  “Based on our projections and those of the other publicly-traded apartment companies, we expect to repeat our number one performance in same-store NOI growth in 2010.”

Earnings per share ("EPS") for the quarter ended December 31, 2009 was $0.36, compared to $0.78 for the quarter ended December 31, 2008.  The $0.42 decrease in EPS is primarily attributable to a gain on early extinguishment of debt of $0.25 per share offset by a real estate impairment charge on assets held as general partner of $0.09 per share, both recorded in the fourth quarter 2008, combined with a decrease of $0.24 per share in gain on disposition of property between 2009 and 2008.  EPS for the year ended December 31, 2009 was $1.04, compared to $2.04 for the year ended December 31, 2008.  The year-over-year decrease of $1.00 per share is primarily attributable to the fourth quarter 2008 gain on early extinguishment of debt and real estate impairment charge, combined with a decrease in gain on disposition of property between years.

For the quarter ended December 31, 2009, Funds From Operations ("FFO") was $35.4 million, or $0.77 per share, compared to $43.0 million, or $0.95 per share, for the quarter ended December 31, 2008.  Fourth quarter 2009 FFO of $0.77 per share was $0.01 above the midpoint of the guidance range provided by management and met the analysts’ mean estimate, as reported by Thomson.  FFO for the year ended December 31, 2009 was $3.22 per share, compared to $3.45 in the year-ago period.  Excluding two unusual non-recurring items recorded in the 2008 fourth quarter for gain on early extinguishment of debt after fees and other accruals, and an impairment charge, FFO per share would have been $0.81 for the 2008 fourth quarter and $3.32 for the full year 2008.  Compared to the adjusted FFO per share for 2008, 2009 results represent a decrease of 4.4% for the quarter and 2.9% for the full year.  A reconciliation of GAAP net income to FFO is included in the financial data accompanying this news release.

Fourth Quarter Operating Results

For the fourth quarter of 2009, same-property comparisons (for 102 "Core" properties containing 34,768 apartment units owned since January 1, 2008) reflected a decrease in total revenues of 1.6% compared to the same quarter a year ago.  Net operating income ("NOI") increased by 1.1% from the fourth quarter of 2008.  Property level operating expenses decreased by 5.2% compared to the prior year quarter, primarily due to decreases in natural gas heating costs, repairs and maintenance, personnel costs and property insurance, which were partially offset by an increase in snow removal costs.

Average physical occupancy for the Core properties was 95.1% during the fourth quarter of 2009, compared to 94.9% during the fourth quarter of 2008.  Average monthly rental rates of $1,130 represent a 1.4% decrease compared to the year-ago period.

On a sequential basis, compared to the 2009 third quarter results for the Core properties, total revenues increased 0.7% in the fourth quarter of 2009, expenses were up 2.4% and net operating income decreased 0.5%.  Average physical occupancy at 95.1% was identical to third quarter 2009 occupancy.

Physical occupancy for the 1,029 net apartment units acquired/developed between January 1, 2008 and December 31, 2009 (the “Recently Acquired Communities”) averaged 93.9% during the fourth quarter of 2009, at average monthly rents of $1,138.

Year-to-Date Operating Results

For the year ended December 31, 2009, same-property comparisons for the Core properties reflected a decrease in total revenue of 0.1% and expenses of 0.2%, resulting in net operating income that was essentially flat compared to 2008.  Property level operating expenses decreased for the year, primarily due to decreases in natural gas heating costs, property insurance and property management G&A costs, which were partially offset by increases in personnel costs, real estate taxes and snow removal costs.

Average physical occupancy for the Core properties was 94.9% during 2009, down from 95.0% a year ago, with average monthly base rents rising 0.1%.

Dispositions

During the fourth quarter of 2009, the Company closed on two separate sale transactions, with a total of 592 units, for $40.5 million, producing $39.3 million in net proceeds after closing costs.  A gain on sale of $10.8 million was recorded in the fourth quarter related to these sales.  The details for a 432-unit property located in Philadelphia sold earlier in the quarter were presented in the third quarter earnings news release.  The most recent sale, closed December 16, 2009, was a 160-unit property also located in Philadelphia, which sold for $10.5 million at an expected first year cap rate of 7.6%.

Development

The Company has two projects currently under construction, 1200 East West Highway and The Courts at Huntington Station.  1200 East West Highway is in Silver Spring, Maryland and construction is expected to be completed in April 2010.  It is a 14-story high rise with 247 apartments and 10,600 square feet of retail or nonresidential space that is expected to have initial occupancy in March 2010.  Stabilization is anticipated after a one-year lease-up period.

The Courts at Huntington Station is in Alexandria, Virginia and construction of the 202 units in Phase I is expected to be complete by the end of May 2010.  Initial occupancy is expected in April 2010 and the lease-up period is projected to last eleven months.  Construction on Phase II (219 units) has commenced and is scheduled to be complete in the second quarter of 2011, reaching stabilized occupancy a year later.

The Company owns no raw land and has no real estate development investments in which the cost is in excess of fair market value.  Therefore, the Company has not had to record any development pipeline impairment charges.  The Company does not plan to acquire new entitled or raw land for development in 2010.

Capital Markets Activities

As of December 31, 2009, the Company’s ratio of debt-to-total market capitalization was 51.1% (based on a December 31, 2009 stock price of $47.71 to determine equity value), with $53.5 million outstanding on its $175 million revolving credit facility and $8.8 million of unrestricted cash on hand.  Total debt of $2.3 billion was outstanding, at rates of interest averaging 5.6% and with staggered maturities averaging approximately six years.  Approximately 89% of total indebtedness is at fixed rates.  Interest coverage for the year averaged 2.2 times and the fixed charge ratio averaged 2.1 times.

In the 2009 fourth quarter, the Company closed on approximately $151 million in new secured loans, generating $34 million in net proceeds after the payoff of maturing loans.  An additional $51 million of maturing debt was paid off, adding four properties to the unencumbered pool.  The Company has reduced 2010 maturities from $305 million as of September 30, 2009 to only $146 million at December 31, 2009 by refinancing loans prior to maturity.

The Company did not repurchase any of its common shares during the fourth quarter.  As of December 31, 2009, the Company has Board authorization to buy back up to approximately 2.3 million additional shares of its common stock or Operating Partnership Units, although it has no current plans to do so.

During the fourth quarter of 2009, the Company initiated an At-The-Market (“ATM”) equity offering program through which it may sell up to 3.7 million common shares, not to exceed $150 million of gross proceeds.  During the fourth quarter, 871,600 shares were issued at an average price of $45.70 generating net proceeds of $39 million.  In January 2010, the settlement of pending trades at December 31, 2009 resulted in an additional 169,600 shares issued at an average price of $48.37 generating net proceeds of $8 million.  As of December 31, 2009, up to 2,658,800 shares remain available for issuance under this program.

Outlook

For 2010, the Company expects FFO per share between $2.75 and $2.99 per share, which will produce FFO per share growth of negative 14.6% to negative 7.1% when compared to 2009 results.  This guidance range reflects management’s current assessment of economic and market conditions.  The assumptions for the 2010 projections are included with the published supplemental information.

Pettinella commented, “Like our peers in the industry, we continue to feel the effects of the current economic environment, but despite what we view as a challenging 2010, our outlook for same-unit NOI performance is the best among our peers.  The impact of relatively favorable operating results is muted in our 2010 FFO projections due to the earnings dilution from lower than expected development yields, as well as dilution from the ATM equity offering program and higher interest expense from the September 2009 renewal of the line of credit.  If the economy improves as projected, our outlook for 2011 is cautiously optimistic.  Beyond that, we believe 2012 through 2014 could result in some of the best results in our history.”

The quarterly breakdown for the 2010 guidance on FFO per share results is as follows:  First quarter $0.65 to $0.71; second quarter $0.68 to $0.74; third quarter $0.72 to $0.78; fourth quarter $0.70 to $0.76.

Dividend Declared

The Company announced a regular cash dividend on the Company’s common shares of $0.58 per share for the quarter ended December 31, 2009.  The dividend is payable on March 5, 2010 to shareholders of record on March 1, 2010, and is equivalent to an annualized rate of $2.32 per share.  The current annual dividend represents a 5.0% yield based on yesterday's closing price of $46.41.  Home Properties’ common stock will begin trading ex-dividend on February 25, 2010.

The quarterly dividend of $0.58 is a decrease of 13.4% from the Company’s prior quarterly dividend of $0.67 per share.

“The Board’s decision to reduce the dividend reflects the expectation that FFO will continue to be under pressure in 2010, before rental rate pricing improves in 2011 or beyond,” said Pettinella.  “Unlike many Real Estate Investment Trusts (“REITs”) which cut or suspended their dividends in 2009, we were cautiously optimistic that we could weather the great recession without adjusting the dividend based on our sector-leading NOI last year.  However, now that we expect the economic recovery to occur later and be more prolonged than originally anticipated, in addition to the increased common shares from the At the Market (ATM) equity offering program, we believe it is prudent to adjust our dividend payout level closer to the apartment REIT average.”  The Company said it would provide more information about the dividend decision on the conference call tomorrow.

Supplemental Information

The Company produces supplemental information that includes details regarding property operations, other income, acquisitions, sales, market geographic breakdown, debt and new development.  The supplemental information is available via the Company's Web site through the "Investor" section, e-mail or facsimile upon request.

Fourth Quarter and Year End 2009 Earnings Conference Call

The Company will conduct a conference call and simultaneous webcast tomorrow at 11:00 AM Eastern Time to review and comment on the information reported in this release.  To listen to the call, please dial 800-758-5606 (International 212-231-2906).  An audio replay of the call will be available through February 25, 2010, by dialing 800-633-8284 or 402-977-9140 and entering the passcode 21442490.  The Company webcast, which includes audio and a slide presentation, will be available, live at 11:00 AM and archived by 1:00 PM, through the "Investors" section home page of the Web site, http://www.homeproperties.com.

First Quarter 2010 Earnings Release and Conference Call

The first quarter financial results are scheduled to be released after the stock market closes on Thursday, May 6, 2010.  A conference call, which will be simultaneously webcast, is scheduled for Friday, May 7, 2010 at 11:15 AM Eastern Time and is accessible following the above instructions.  The passcode for that replay will be 21442491.

First Quarter 2010 Conference/Event Schedule

Home Properties’ President and CEO, Edward J. Pettinella, is scheduled to participate in a roundtable presentation and question and answer session at the Citi 2010 Global Property CEO Conference in Palm Beach, Florida, on Wednesday, March 3, 2010 at 9:45 AM.  The live presentation and related materials will be available in the “Investors” section of Home Properties' Web site.

This press release contains forward-looking statements.  Although the Company believes expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved.  Factors that may cause actual results to differ include general economic and local real estate conditions, the weather and other conditions that might affect operating expenses, the timely completion of repositioning and new development activities within anticipated budgets, the actual pace of future acquisitions and dispositions, and continued access to capital to fund growth.

Home Properties is a publicly traded apartment real estate investment trust that owns, operates, develops, acquires and rehabilitates apartment communities primarily in selected Northeast, Mid-Atlantic and Southeast Florida markets.  Currently, Home Properties operates 107 communities containing 36,948 apartment units.  Of these, 35,798 units in 105 communities are owned directly by the Company; 868 units are partially owned and managed by the Company as general partner, and 282 units are managed for other owners.  For more information, visit Home Properties’ Web site at homeproperties.com.

Tables to follow.

Home Properties Reports Fourth Quarter and Year End 2009 Results
For Immediate Release:  February 18, 2010

HOME PROPERTIES, INC.
SUMMARY OF OCCUPANCY AND PROPERTY OPERATING RESULTS

	Avg. Physical
Fourth Quarter Results:	Occupancy(a)		4Q 2009	4Q 2009 vs. 4Q 2008 % Growth
			Average
			Monthly	Base
			Rent Per	Rental	Total	Total
	4Q 2009	4Q 2008	Occ Unit	Rates	Revenue	Expense	NOI
Core Properties(b)	95.1%	94.9%	$1,130	(1.4%)	(1.6%)	5.2%	1.1%
Acquisition Properties(c)	93.9%	NA	$1,138	NA	NA	NA	NA
TOTAL PORTFOLIO	95.0%	NA	$1,130	NA	NA	NA	NA

	Avg. Physical
Year-To-Date Results:	Occupancy(a)		YTD 2009	YTD 2009 vs. YTD 2008 % Growth
			Average
			Monthly	Base
			Rent Per	Rental	Total	Total
	YTD 2009	YTD 2008	Occ Unit	Rates	Revenue	Expense	NOI
Core Properties(b)	94.9%	95.0%	$1,137	0.1%	(0.1%)	0.2%	0.0%
Acquisition Properties(c)	92.5%	NA	$1,162	NA	NA	NA	NA
TOTAL PORTFOLIO	94.8%	NA	$1,137	NA	NA	NA	NA

(a)
Average physical occupancy is defined as total possible rental income, net of vacancy expense, as a percentage of total possible rental income.  Total possible rental income is determined by valuing occupied units at contract rates and vacant units at market rents.

(b)	Core Properties consist of 102 properties with 34,768 apartment units owned throughout 2008 and 2009.

(c)	Acquisition Properties consist of 3 properties with 1,029 apartment units acquired/developed subsequent to January 1, 2008.

Home Properties Reports Fourth Quarter and Year End 2009 Results
For Immediate Release:  February 18, 2010

HOME PROPERTIES, INC.
SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data – Unaudited)
	Three Months Ended		Year Ended
	December 31		December 31
	2009	2008	2009	2008
Rental income	$114,976	$114,665	$462,086	$452,142
Property other income	10,494	11,091	40,764	41,336
Interest income	41	6	59	165
Other income	301	92	700	400
Total revenues	125,812	125,854	503,609	494,043
Operating and maintenance	52,563	54,723	211,265	207,517
General and administrative	6,237	6,703	24,476	25,488
Interest	31,232	30,581	122,814	119,330
Depreciation and amortization	30,256	28,844	119,689	111,310
Impairment of real estate assets	-	4,000	-	4,000
Total expenses	120,288	124,851	478,244	467,645
Income from operations before gain on early extinguishment of debt	5,524	1,003	25,365	26,398
Gain on early extinguishment of debt	-	11,304	-	11,304
Income from continuing operations	5,524	12,307	25,365	37,702
Discontinued operations
Income (loss) from discontinued operations	149	1,189	(2,601)	3,943
Gain on disposition of property	10,844	21,711	24,314	51,560
Discontinued operations	10,993	22,900	21,713	55,503
Net income	16,517	35,207	47,078	93,205
Net income attributable to noncontrolling interest	(4,284)	(10,068)	(12,659)	(27,124)
Net income attributable to common shareholders	$12,233	$25,139	$34,419	$66,081
Reconciliation from net income attributable to common shareholders to Funds From Operations:
Net income attributable to common shareholders	$12,233	$25,139	$34,419	$66,081
Real property depreciation and amortization	29,718	29,435	118,480	114,260
Noncontrolling interest	4,284	10,068	12,659	27,124
Gain on disposition of property	(10,844)	(21,711)	(24,314)	(51,560)
Loss from early extinguishment of debt in connection with sale of real estate	-	30	4,927	1,413
FFO - basic and diluted (1)	$35,391	$42,961	$146,171	$157,318

(1)
Pursuant to the revised definition of Funds From Operations adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"), FFO is defined as net income (computed in accordance with accounting principles generally accepted in the United States of America ("GAAP")) excluding gains or losses from disposition of property, noncontrolling interest and extraordinary items plus depreciation from real property.  In 2009 and 2008, the Company added back debt extinguishment costs which were incurred as a result of repaying property-specific debt triggered upon sale as a gain or loss on sale of the property. Because of the limitations of the FFO definition as published by NAREIT as set forth above, the Company has made certain interpretations in applying the definition.  The Company believes all adjustments not specifically provided for are consistent with the definition.  Other similarly titled measures may not be calculated in the same manner.

Home Properties Reports Fourth Quarter and Year End 2009 Results
For Immediate Release:  February 18, 2010

HOME PROPERTIES, INC.
SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data – Unaudited)
	Three Months Ended		Year Ended
	December 31		December 31
	2009	2008	2009	2008
FFO – basic and diluted	$35,391	$42,961	$146,171	$157,318
FFO – basic and diluted	$35,391	$42,961	$146,171	$157,318
Impairment of real property	-	4,000	-	4,000
FFO – operating (2)	$35,391	$46,961	$146,171	$161,318
FFO – basic and diluted	$35,391	$42,961	$146,171	$157,318
Recurring non-revenue generating capital expenses	(7,187)	(7,246)	(29,069)	(28,885)
Addback of non-cash interest expense	504	531	1,968	2,463
Addback of non-cash adjustment to gain on early extinguishment of debt	-	2,580	-	2,580
AFFO (3)	$28,708	$38,826	$119,070	$133,476
FFO – operating	$35,391	$46,961	$146,171	$161,318
Recurring non-revenue generating capital expenses	(7,187)	(7,246)	(29,069)	(28,885)
Addback of non-cash interest expense	504	531	1,968	2,463
Addback of non-cash adjustment to gain on early extinguishment of debt	-	2,580	-	2,580
AFFO – operating	$28,708	$42,826	$119,070	$137,476
Weighted average shares/units outstanding:
Shares – basic	33,621.9	32,228.6	33,040.8	31,991.8
Shares – diluted	33,965.9	32,356.2	33,172.1	32,332.7
Shares/units – basic (4)	45,423.7	45,144.2	45,274.4	45,200.4
Shares/units – diluted (4)	45,767.7	45,271.8	45,405.7	45,541.3
Per share/unit:
Net income – basic	$0.36	$0.78	$1.04	$2.07
Net income – diluted	$0.36	$0.78	$1.04	$2.04
FFO – basic	$0.78	$0.95	$3.23	$3.48
FFO – diluted	$0.77	$0.95	$3.22	$3.45
Operating FFO – diluted (2)	$0.77	$1.04	$3.22	$3.54
AFFO (3)	$0.63	$0.86	$2.62	$2.93
Operating AFFO (2) (3)	$0.63	$0.95	$2.62	$3.02
Common Dividend paid	$0.67	$0.67	$2.68	$2.65

(2)	Operating FFO is defined as FFO as computed in accordance with NAREIT definition, adjusted for the addback of real estate impairment charges.

(3)
Adjusted Funds From Operations ("AFFO") is defined as gross FFO less an annual reserve for anticipated recurring, non-revenue generating capitalized costs of $800 and $780 per apartment unit in 2009 and 2008, respectively.  Non-cash interest expense and non-cash adjustments to gain on early extinguishment of debt have been added back for 2009 and 2008.  The resulting sum is divided by the weighted average shares/units on a diluted basis to arrive at AFFO per share/unit.

(4)
Basic includes common stock outstanding plus operating partnership units in Home Properties, L.P., which can be converted into shares of common stock.  Diluted includes additional common stock equivalents.

Home Properties Reports Fourth Quarter and Year End 2009 Results
For Immediate Release:  February 18, 2010

HOME PROPERTIES, INC.
SUMMARY CONSOLIDATED BALANCE SHEETS
(in thousands - Unaudited)

	December 31, 2009	December 31, 2008
Land	$508,087	$515,610
Construction in progress	184,617	111,039
Buildings, improvements and equipment	3,223,275	3,245,741
	3,915,979	3,872,390
Accumulated depreciation	(733,142)	(636,970)
Real estate, net	3,182,837	3,235,420

Cash and cash equivalents	8,809	6,567
Cash in escrows	27,278	27,904
Accounts receivable	14,137	14,078
Prepaid expenses	16,783	16,277
Deferred charges	13,931	11,360
Other assets	4,259	5,488
Total assets	$3,268,034	$3,317,094
Mortgage notes payable	$2,112,645	$2,112,331
Exchangeable senior notes	136,136	134,169
Line of credit	53,500	71,000
Accounts payable	19,695	23,731
Accrued interest payable	10,661	10,845
Accrued expenses and other liabilities	27,989	32,043
Security deposits	19,334	21,443
Total liabilities	2,379,960	2,405,562

Common stockholders’ equity	661,112	650,778
Noncontrolling interest	226,962	260,754
Total equity	888,074	911,532
Total liabilities and equity	$3,268,034	$3,317,094

Total shares/units outstanding:
Common stock	34,655.4	32,431.3
Operating partnership units	11,734.6	12,821.2
	46,390.0	45,252.5

# # #

For further information:

David P. Gardner, Executive Vice President and Chief Financial Officer, (585) 246-4113
Charis W. Warshof, Vice President, Investor Relations, (585) 295-4237